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AMENDMENT NO. 3 TO RIGHTS AGREEMENT

        THIS AMENDMENT NO. 3 (this "Amendment"), dated as of February 20, 2002, among The Immune Response Corporation, a Delaware corporation (the "Company") and Computershare Trust Company, Inc. ("Computershare"), to the Rights Agreement dated as of February 26, 1992, as amended by Amendment No. 1 dated as of April 17, 1997, and Amendment No. 2 dated as of December 20, 2001, between the Company and Computershare (as successor agent to Harris Trust and Savings Bank which was successor agent Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), as Rights Agent (the "Rights Agreement").

        A.    The Company and Computershare have heretofore entered into the Rights Agreement pursuant to which the Computershare was appointed to serve as the Rights Agent under the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

        B.    The Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement such that the Final Expiration Date be extended from February 26, 2002 until February 26, 2012.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

        1.    Effective as of the date of Amendment No. 3, all References in the Rights Agreement and Exhibits attached thereto to "February 26, 2002" shall be deleted and substituted with "February 26, 2012".

        2.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

        3.    This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:	THE IMMUNE RESPONSE CORPORATION
By:	By:

Title:	Title:

Attest:	COMPUTERSHARE TRUST COMPANY, INC.
By:	By:

Title:	Title:

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AMENDMENT NO. 3 TO RIGHTS AGREEMENT